[D&E COMMUNICATIONS, INC.]

May 13, 2009

Re: Transition Award Program

Dear :

D&E Communications, Inc. (the “Company”) has approved a Transition Award Program (the “Program”) for its key employees in connection with a possible Change of Control (as defined below). You have been selected to participate in the Program as an employee whose continued performance and contributions to the Company are critical to the ongoing effective management of the Company’s business and the potential success of a Change of Control. The announced merger transaction between the Company and Windstream, upon closing, would constitute a Change of Control for purposes of this Program.

This letter agreement (the “Agreement”) is in addition to, and not in substitution for, any other agreements between you and the Company or any of the Company’s subsidiaries and any other pay or benefits that you are eligible to earn.

The details of the Program are set forth below.

Transition Payment Amount

Subject to the terms and conditions described below, you will be eligible to receive two equal cash payments (each, a “Transition Payment”), each in the amount of $______, and totaling to $__________.

The Transition Payments are subject to all applicable tax withholding requirements, as determined by the Company.

The Transition Payments will not be considered “earnings” or “compensation” under any Company benefit plan, including, without limitation, for purposes of determining your bonus under any other bonus program or pension computation, unless the benefit plan has an explicit definition of such concepts that clearly includes all cash bonus payments.

Timing and Form of Payment

Subject to the terms and conditions that follow, the Transition Payments shall vest and become payable on the following dates (each, a “Payment Date”): the first Transition Payment at thirty (30) days after Closing and the second Transition Payment on the earlier of (i) termination of employment due to death, disability, or by the Company or its successor without Cause or (ii) completion by the Company’s successor of the customer billing conversion from the Company’s billing system to the successor’s billing system. Each Transition Payment will be actually paid on the applicable Payment Date, or as soon thereafter as practicable, but in no event later than thirty (30) days after the Payment Date.

Terms and Conditions

In order to receive a Transition Payment, you must fully comply with each of the following terms and conditions:

1.

(a) You must continue your active employment with the Company until the applicable Payment Date. In the event of the termination of your employment by reason of death or disability, as defined under a Company-sponsored disability plan applicable to your employment, or the termination of your employment by the Company without Cause (as defined in (c) below) prior to the Payment Date, you shall be entitled to receive the Transition Payment as if your employment had continued until such date, and the payment shall be made as soon as practicable after the termination date rather than on the Payment Date, but in no event later than thirty (30) days after the termination date. If you retire or elect to terminate your employment for any reason prior to the Payment Date, or if the Company terminates your employment for Cause prior to the Payment Date, you will not receive the Transition Payment.

(b) This Agreement does not constitute an employment contract, nor does it entitle you to be or remain employed by the Company for any period of time. You are on the date of this Agreement, and execution of this Agreement does not in any way change your status as, an “at-will” employee.

(c) “Cause” shall mean (a) the failure by you to substantially perform your duties hereunder after notice from the Company and a failure to cure such violation within thirty (30) days of the date of said notice, (b) your dishonesty or gross negligence in the performance of your duties; (c) your material violation of the Company’s Code of Business Conduct and Ethics; (d) your use of alcohol which interferes with the performance of your duties; (e) your use of illegal drugs; (f) your breach of fiduciary duty to the Company or its shareholders involving personal profit; (g) your moral turpitude which brings public discredit to the Company; (h) your commission of workplace violence or harassment; or (i) your material violation of any provision of this Agreement or any policy of the Company not already addressed above after notice from the Company and a failure to cure such violation within thirty (30) days of the date of said notice. The foregoing notwithstanding, any actions undertaken by you at the specific direction of the Board of Directors of the Company or based upon the advice of corporate counsel shall not constitute “Cause” hereunder, even if such action is arguably within the ambit of any of subsections (a) through (i) above.

2. You will perform your duties to the best of your ability and will assist the Company in all of its efforts to complete a possible Change of Control. In performing these functions, you will maintain total confidentiality about a possible Change of Control (except to the extent you are requested by the Company’s management to communicate with a potential purchaser), and represent the Company’s interests in completing a possible Change of Control in a timely fashion.

3. You will keep confidential the existence and terms of the Program and will not discuss it with anyone other than your financial advisor, your attorney, members of your immediate family (who together must also keep this information strictly confidential or the employee will forfeit the Transition Award), and the Executive Officers of the Company or Vice President of Human Resources of the Company.

Change of Control

For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred in the event of:

(a) the acquisition, directly or indirectly, by any person or entity, or persons or entities acting in concert, whether by purchase, merger, consolidation or otherwise, of voting power over that number of voting shares of the capital stock of the Company which, when combined with the existing voting power of such persons or entities, would enable them to cast fifty percent (50%) or more of the votes which all shareholders of the Company would be entitled to cast in the election of directors of the Company;

(b) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of seventy-five percent (75%) or more of the assets, other than intangible assets, including good will, of the Company to a transferee other than the Company or an entity of which a controlling interest is owned by the Company;

(c) the date that, during any twelve month period “Continuing Directors” cease to make up a majority of the members of the Board of Directors of the Company. “Continuing Directors” shall mean: (1) each individual who, at the beginning of such period, was a member of the Board of Directors of the Company; and (2) any director elected or nominated for election, by the Company’s shareholders who was first approved by a vote of at least two-thirds of the Continuing Directors then still in office; provided, however that no individual shall be considered a Continuing Director if such individual initially assumed office as a result of either an actual or threatened election contest or proxy contest, including by reason of any agreement intended to avoid or settle any election contest or proxy contest. For purposes of the foregoing, “election contest” means a solicitation with respect to the election or removal or directors that is subject to the provisions of Rule 14a - 11 of the 1934 Act, and “proxy contest” means the solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company; or

(d)	the voluntary dissolution of the Company.

Administration

Prior to the closing of a Change of Control transaction, the Program shall be administered by the Compensation Committee of the Company’s Board of Directors. Following the closing of a Change of Control transaction, the Program shall be administered by the successor entity that survives the Change of Control transaction. In the case of any disagreement concerning the interpretation of the Program or this Agreement, the interpretation of the administrator shall prevail.

Miscellaneous

(a) The provisions in this Agreement are severable, and if any provision herein is held to be invalid or unenforceable for any reason, such provision shall be modified or adjusted by a court or other tribunal exercising its equitable powers to the extent necessary to cure such invalidity or unenforceability, and all other provisions shall remain valid and enforceable.

(b) This Agreement expresses the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations by the parties with respect to such subjects and may be amended only in a writing executed by both parties.

(c) Your rights under this Agreement may not be assigned. The rights of the Company under this Agreement may be assigned. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives.

(d) This Agreement is made under, and shall be governed, construed and interpreted by, and in accordance with, the laws of the Commonwealth of Pennsylvania. The parties hereto agree that any litigation concerning the subject matter of this Agreement shall be litigated in applicable Pennsylvania federal or state courts of proper jurisdiction and venue. Both parties agree to submit to such jurisdiction and venue for all purposes hereunder.

(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement.

Please indicate your acceptance of this Agreement by signing on the appropriate space below.

Very truly yours,

D&E COMMUNICATIONS, INC.

By:__________________________

AGREEMENT BY KEY EMPLOYEE:

I have read, understand, and agree to participate in the Transition Program described above.

Date: ______________________

____________________________

Signature of Key Employee

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